Exhibit 5.1

Sears Tower, Suite 5800
233 S. Wacker Dr.
Chicago, Illinois 60606
Tel: (312) 876-7700 Fax: (312) 993-9767
www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Shanghai
March 30, 2006	Milan	Silicon Valley
	Moscow	Singapore
	Munich	Tokyo
	New Jersey	Washington, D.C.
Discover Bank, as Originator
  of Discover Card Master Trust I
12 Read’s Way
New Castle, Delaware 19720

Re:	Discover Card Master Trust I, Registration
Statement on Form S-3 (File No. 333-131898) Credit Card Pass-Through Certificates
Ladies and Gentlemen:
     In connection with the registration of securities by Discover Bank and Discover Card Master Trust I (the “Trust”) under the Securities Act of 1933, as amended, and, at your request, we have examined the above-captioned Registration Statement on Form S-3 (File No. 333-131898), filed with the Securities and Exchange Commission (the “Commission”) on February 16, 2006, as amended by Amendment No. 1 filed on March 30, 2006 (the “Registration Statement”). The certificates of a particular series will be issued pursuant to the Amended and Restated Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of November 3, 2004, as amended on or prior to the date hereof, a copy of the form of which was included as Exhibit 4.2 to the Current Report on Form 8-K of the Trust, filed on January 5, 2004, as supplemented by a related Series Supplement (the “Series Supplement”) for that series the form of which is included as Exhibit 4.4 to the Registration Statement and the specific terms of which are summarized in the form of prospectus included in the Registration Statement, each by and between Discover Bank (formerly known as Greenwood Trust Company) as Master Servicer, Servicer and Seller and U.S. Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association) as Trustee.
     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and to be taken by Discover Bank as originator of the Trust in connection with the authorization of the issuance and sale of certificates. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.
     We are opining herein as to the effect on the subject transactions of only United States federal law and the laws of the State of New York, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.
     Subject to the foregoing and the other matters set forth herein, and subject to the proposed additional proceedings being taken as now contemplated prior to an issuance of a particular series of certificates and the terms of a particular series of certificates being otherwise in compliance with then applicable law, it is our opinion that, as of the date hereof, the certificates of a particular series, upon issuance and sale thereof in the manner described in the Registration Statement and as provided in the Pooling and Servicing Agreement and a related Series Supplement, will be validly issued, fully paid and nonassessable, and enforceable in accordance with their terms and entitled to the benefits of the Pooling and Servicing Agreement and the related Series Supplement, except as the same may be limited by (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.
     In connection with the exception set forth in clause (i) of the preceding paragraph of our opinion, we call your attention to the fact that (x) the Federal Deposit Insurance Corporation, as receiver for Next Bank, has taken the position in regard to Next Bank’s credit card securitizations that an amortization event related solely to the receivership of the sponsoring bank is unenforceable and has also indicated in a footnote to an interagency advisory, jointly issued with other federal regulatory agencies, that this type of amortization event may be void or voidable under the Federal Deposit Insurance Act and (y) we would consider a similar position by the Federal Deposit Insurance Corporation in connection with the subject transaction to fall within the exception set forth in clause (i) of the preceding paragraph of our opinion.
     We also call your attention to the fact that federal and state banking regulatory authorities have broad powers to restrict actions by banks that such authorities determine to be unsafe or unsound banking practices, including the power to restrict performance of contracts. We note that the Office of the Comptroller of the Currency (the “OCC”) issued a temporary cease-and-desist order against a national banking association in connection with a securitization of that bank’s credit card receivables asserting that, contrary to safe and sound banking practices, that bank was receiving inadequate servicing compensation under its securitization agreements. The OCC ordered that bank, among other things, to resign as servicer within 120 days and to immediately withhold funds from collections in an amount sufficient to compensate it for its actual costs and expenses of servicing. In rendering our opinion, we have assumed that none of the Pooling and Servicing Agreement, any Series Supplement or any Credit Enhancement Agreement, as executed or to be executed, or the compliance by Discover Bank with the provisions thereof, constitutes or will constitute an unsafe or unsound banking practice.

     With your consent, we have assumed for purposes of this opinion that, upon or prior to the issuance and sale of the particular series of certificates, (i) the Series Supplement will be duly authorized, executed and delivered by the Trustee and (ii) all documents required to be executed and delivered in connection with the issuance and sale of the particular series of certificates will be so executed and delivered by properly authorized persons.
     We hereby consent to the filing of (i) this opinion and (ii) the opinion to be filed as Exhibit 8.1 to the Registration Statement and to the reference to our firm in the prospectus to be included therein under the captions “ Legal Matters,” “Federal Income Tax Consequences,” and “The Seller – Insolvency Related Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP